Exhibit 10.57

August 30, 2007

Steven Beason

Vice President, Chief Technology Officer & President of Lottery Systems Group

Scientific Games

1500 Bluegrass Parkway

Alpharetta, Georgia

Dear Steve:

As you know, management has been working to both standardize the executive contracting processes and to simplify the payroll administration of certain contractual benefits, with the support of the Board.   Consistent with that effort, we have been working to eliminate such benefits as car allowances and housing and transportation payments to executives.  To further that objective, effective May 13, 2007, pursuant to your email agreement with me of April 12, 2007 and action by the Compensation Committee of May 3, 2007, your base salary was increased from $420,000 to $438,000 in consideration of your agreement to forgo the transportation benefits (car allowance) of your contract retroactive to January 1, 2007 and throughout the remainder of your contract.  As part of this supplemental agreement, any payments for the car allowance between January 1, 2007 and the effective date of the base salary increase were netted out.

Please confirm your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games Corporation

		By:	/s/ Sally Conkright
Name: Sally Conkright
Title: Vice President of Administration and Chief Human Resources Officer

Accepted and Agreed to:

By:	/s/ Steven Beason
Steven Beason